                           AMENDMENT AND SUPPLEMENT
                                      TO
                        PURCHASE AND SALE AGREEMENT

            This Agreement dated as of August 11, 1995 (the "Amendment") amending and supplementing the Purchase and Sale Agreement dated as of May 17, 1995 (the "Purchase Agreement") by and among Sherman C. Vogel, Stephen A. Vogel, Jeffrey K. Vogel, Jon M. Vogel and Jeanette Vogel (collectively, the "Stockholders", and each individually, a "Stockholder"); Synergy Group Incorporated, a Delaware corporation (the "Company," and collectively with the Stockholders, "Sellers"); S&J Investments, a New York general partnership ("S&J"); SYN Inc., a Delaware corporation ("Buyer"); and Northwestern Growth Corporation, a South Dakota corporation ("NGC");

                            W I T N E S S E T H:

      WHEREAS, due to changed circumstances, each of the parties desires to amend certain of the provisions of the Purchase Agreement and to supplement the Purchase Agreement by the addition of certain additional provisions.

      NOW THEREFORE, in consideration of the foregoing and the covenants, agreements and conditions contained herein and in the Purchase Agreement, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meaning given in the Purchase Agreement.

      2. EFFECTIVE DATES. The effective date of the transactions involved in the First Closing under the Purchase Agreement shall be the First Closing Date and the effective date of the transactions involved in the Second Closing under the Purchase Agreement shall be the Second Closing Date.

      3.    S&J MASTER LEASE.  The Real Estate Master Lease Agreement dated
July 3, 1995 between S&J and the Company (the "Master Lease") is hereby rescinded, and made null and void and without any force or effect; and all real estate leases between the Company and S&J in effect as of May 17, 1995 are hereby reinstated by the Company and S&J and made to be in full force and effect as if the Master Lease had never existed.

      4. Section 1.6(a)(i) is hereby amended in its entirety to read as follows:

            (i) the Cash Component (as defined below) plus or minus an estimate (the "Estimate"), prepared by the Stockholders with the assistance of the Company's accountants, delivered to Buyer (and accompanied by the consolidated balance sheet of the Company and its Subsidiaries, as of the month end required by the proviso in this sentence, prepared from their books and records on a basis consistent with the Interim Statements (as defined in

            Section 4.5 hereof)) at least ten business days prior to the First Closing Date of the amount of any adjustment to the Cash Component under Section 1.6(b) and 1.6(c) hereof (the Cash Component, without any adjustment for the Estimate, being hereinafter called the "Closing Date Amount"). For purposes of determining the Estimate at the time of the First Closing, the most recent month end next preceding the First Closing Date by at least fifteen business days shall be substituted for the Second Closing Date in Section 1.6(b) and 1.6(c) hereof,

      5. The second sentence of Section 1.6(b) is hereby amended to read in its entirety as follows:

            Promptly after preparation and final determination, pursuant to
            Section 1.7 hereof, of the Statement of Working Capital (as defined in Section 1.6(c) hereof) (but in no event later than three business days thereafter),

            (i) if the Closing Date Amount is less than the Adjusted Cash Component, Buyer shall make payment to the Stockholders' Agent (as defined in Section 9.5 hereof) in cash of the amount of such difference, together with an amount in cash equal to the interest accrued thereon at an interest rate per annum equal to the interest rate announced by Citibank, N.A. as its base rate, calculated on the basis of the actual number of days elapsed from the Second Closing Date to the date of payment divided by 365, by wire transfer to the bank account designated by the Stockholders' Agent to receive such funds at least one business day prior to the date of such payment, provided that the Buyer shall be permitted to apply the Estimate, and all interest or other earnings accrued thereon, from the escrow under the Contract Escrow Agreement (as defined in Section 6.17 hereof), to the extent needed, to such payment to be made by Buyer as aforesaid, with the remainder (if any) to be distributed to Buyer from such escrow as Buyer's property; and

            (ii) if the Closing Date Amount is more than the Adjusted Cash Component, the Stockholders' Agent shall make payment to the Buyer in cash of the amount of such difference, together with an amount in cash equal to the interest accrued thereon at an interest rate per annum equal to the interest rate announced by Citibank, N.A. as its base rate, calculated on the basis of the actual number of days elapsed from the Second Closing Date to the date of payment divided by 365, by wire transfer to the bank account designated by the Buyer to receive such funds at least one business day prior to the date of such payment, and all of the Estimate, and all interest or other earnings accrued thereon, shall be distributed to Buyer from the escrow under the Contract Escrow Agreement as Buyer's property.

      6. The fifth sentence in Section 1.7 is amended by adding thereto the following additional text:

            and shall calculate therefrom the Adjusted Cash Component and give written instructions to the Contract Escrow Agent, with copies to the Stockholders' Agent and the Buyer, as to the disposition of the Working Capital Estimate (as that term is defined in the Contract Escrow Agreement), which instructions shall be conclusive and binding on all parties hereto.

      7. Section 1.7 is hereby further amended to add the following at the end of such Section:

            At the time that Buyer and the Stockholders' Agent agree on the Statement of Working Capital and the resulting adjustment (if any) to the Cash Component, the Buyer and the Stockholders' Agent shall jointly notify the Contract Escrow Agent in writing with respect to the disbursement of the Estimate from escrow. In the event the determination of the Statement of Working Capital is determined by the Firm, the Firm shall be instructed to make the calculations and give written instructions to the Contract Escrow Agent as hereinabove provided.

      8.    Section 1.8 is hereby amended in its entirety to read as follows:

            1.8 CONTRACT ESCROW FUNDS. Simultaneously with the Second Closing, Buyer shall deliver to the Contract Escrow Agent, as defined in and, pursuant to the Contract Escrow Agreement (as defined in Section 6.17 hereof) (i) $11,250,000 in cash (the "Contract Escrow Cash") (ii) 2,500 shares of Buyer Series A Preferred Stock, (iii) the Promissory Note, and (iv) out of Buyer's own funds, cash in the amount of the Estimate (the cash in the amount of the Estimate, collectively with the Promissory Note, such shares of Buyer Series A Preferred Stock and the Contract Escrow Cash, the "Contract Escrow Funds").

      9. Section 3.4(a)(i) is hereby amended in its entirety to read as follows: (a)(i) the Contract Escrow Cash, plus cash in the amount of the Estimate, by wire transfer to the bank account designated to Buyer by the Contract Escrow Agent at least one business day prior to the First Closing Date,

      10.   INDEMNIFICATION BY STOCKHOLDERS.  The third proviso of paragraph
(a) of Section 9.2 is hereby amended to read as follows:

            provided, however, that $9 million of the Contract Escrow Cash for the first 180 days after the Second Closing shall be allocated solely to settle Claims for Damages with respect to a breach of the representation and warranties in Section 4.9(a) hereof with respect to ownership of consumer propane tanks, and any amount remaining after 180 days after the Second Closing and not in dispute with respect to such Claims, (a) with respect to the first $5 million of the $9 million of the Contract Escrow Cash shall be released to the Stockholders' Agent in accordance with the provisions of the Contract Escrow Agreement and (b) with respect to up to the remaining $4 million of the $9 million of the Contract Escrow Cash, shall be available to provide the Stockholder with a source to fund the payment of damages relating to the C&L Matters; or

      11. C&L MATTERS. The second proviso of Section 10.1 is hereby amended to read as follows:

            provided, further that, 180 days after the Second Closing Date up to $4 million of the Contract Escrow Case allocated to cover Damages for a breach of the consumer propane tank ownership representation and warranty in Section 4.9(a) hereof, less (a) any Damages paid in accordance with this Agreement and the Contract Escrow Agreement from such $4 million for a breach of such tank ownership representation and warranty, and (b) any amount in dispute with respect to such $4 million (in accordance with the Agreement and the Contract Escrow Agreement) with respect to a claim for such Damages for a breach of such tank representation and warranty, shall be available to provide the Stockholders with a source to fund the payment of Damages relating to the C&L Matters in accordance with the provisions of Section 9.2 hereof.

      12. CONTRACT ESCROW AGREEMENT. The form of the Contract Escrow Agreement is hereby changed to be an agreement substantially in the form attached hereto as Amended Exhibit C.

      13. C&L MATTERS ESCROW AGREEMENT. The form of the C&L Matters Escrow Agreement is hereby changed to be an agreement substantially in the form attached hereto as Amended Exhibit D.

      IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first above written.


                                             THE STOCKHOLDERS


                                                  /s/ Sherman C. Vogel
                                             ---------------------------------
                                             Sherman C. Vogel


                                                  /s/ Stephen A. Vogel
                                             --------------------------------
                                             Stephen A. Vogel


                                                   /s/ Jeffrey K. Vogel
                                             --------------------------------
                                             Jeffrey K. Vogel


                                                   /s/ Jon M. Vogel
                                             --------------------------------
                                             Jon M. Vogel


                                                   /s/ Jeanette Vogel
                                             --------------------------------
                                             Jeanette Vogel

                                             SYNERGY GROUP INCORPORATED


                                             By:      /s/ STEPHEN A. VOGEL
                                                  ---------------------------
                                             Name:    Stephen A. Vogel
                                             Title:   Executive Vice President


                                             S&J INVESTMENTS


                                             By:      /s/ SHERMAN C. VOGEL
                                                  ---------------------------
                                             Name:    Sherman C. Vogel
                                             Title:   General Partner


                                             By:      /s/ STEPHEN A. VOGEL
                                                   --------------------------
                                             Name:    Stephen A. Vogel
                                             Title:   General Partner


                                             By:      /s/ JEFFREY K. VOGEL
                                                   --------------------------
                                             Name:     Jeffrey K. Vogel
                                             Title:    General Partner


                                             By:      /s/ JON M. VOGEL
                                                   --------------------------
                                             Name:    Jon M. Vogel
                                             Title:   General Partner


                                             SYN INC.


                                             By:      /s/ VALERIA SCHALL
                                                   --------------------------
                                             Name:    Valeria Schall
                                             Title:   Vice President


                                             NORTHWESTERN GROWTH CORPORATION

                                             By:      /s/ DANIEL K. NEWELL
                                                   --------------------------
                                             Name:    Daniel K. Newell
                                             Title:   Executive Vice President